Registration No. 333-262796

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERCANTILE BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	38-3360865 (I.R.S. Employer Identification Number)

310 Leonard St., N.W.

Grand Rapids, Michigan 49504
(616) 406-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles E. Christmas

Executive Vice President, Chief Financial

Officer and Treasurer

Mercantile Bank Corporation

310 Leonard St., N.W.

Grand Rapids, Michigan 49504

(616) 406-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Bradley J. Wyatt

Jua T. Tawah

Dickinson Wright PLLC

350 S. Main St., Suite 300

Ann Arbor Michigan 48104

(734) 623-7075

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐          Accelerated filer ☑          Non-accelerated filer ☐          Smaller reporting company ☐          Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.         ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY — SUBJECT TO COMPLETION — DATED MARCH 10, 2022

PROSPECTUS

Offer to Exchange

Up to $90,000,000 aggregate principal amount of

3.25% Fixed-to-Floating Rate Subordinated Notes due 2032

that have been registered under the Securities Act of 1933

for any and all outstanding unregistered

3.25% Fixed-to-Floating Rate Subordinated Notes due 2032

The exchange offer will expire at 5:00 p.m., Eastern Standard Time, on April 15, 2022, unless extended.

We are offering to exchange 3.25% Fixed-to-Floating Rate Subordinated Notes due 2032 that have been registered under the Securities Act of 1933, as amended (“Securities Act”), which we refer to in this prospectus as the “New Notes,” for any and all of our outstanding unregistered 3.25% Fixed-to-Floating Rate Subordinated Notes due 2032 that we issued in a private placement on December 15, 2021 and on January 14, 2022, which we refer to in this prospectus as the “Old Notes.” We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under certain registration rights agreements that we entered into with the purchasers of the Old Notes in connection with our issuance of the Old Notes to those purchasers.

We will not receive any cash proceeds from this exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in this exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition, but is subject to certain customary conditions.

Upon expiration of the exchange offer, all Old Notes that have been validly tendered and not withdrawn will be exchanged for an equal principal amount of New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreements that we entered into with the initial purchasers of the Old Notes and do not have the right to additional interest under the circumstances described in that registration rights agreements relating to our fulfillment of our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same subordinated indenture under which the Old Notes were issued.

There is no existing public market for the Old Notes or the New Notes, and we do not expect any public market to develop in the future for either the Old Notes or the New Notes. The Old Notes are not listed on any national securities exchange or quotation system, and we do not intend to list the New Notes on any national securities exchange or quotation system.

You may withdraw your tender of Old Notes at any time prior to the expiration of the exchange offer. We will exchange all of the outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution.”

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 10, as well as the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31,  2021 and in the other reports filed by us with the Securities and Exchange Commission and incorporated by reference into this prospectus.

The securities to be exchanged are not savings accounts, deposits or other obligations of any of our bank or non- bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank or savings association.

Neither the Securities and Exchange Commission, nor any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2022.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making this exchange offer in any jurisdiction where the exchange offer is not permitted.

You should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying exchange offer transmittal documents filed by us with the SEC. We have not authorized any other person to provide you with any other information. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of the applicable document that contains that information. Our business, financial condition, results of operations and prospects may have changed since that date.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for Old Notes. We have agreed to make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus for use in connection with any such resale. See “Plan of Distribution.”

References in this prospectus to “we,” “us,” “our,” the “Company” or “Mercantile” refer to Mercantile Bank Corporation Bancshares, Inc. and its consolidated subsidiaries, unless the context otherwise requires. References in this prospectus to the “Bank” refer to Mercantile Bank of Michigan, a Michigan banking association and a wholly-owned subsidiary of the Company.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore we file with the SEC annual, quarterly and current reports, proxy statements, information statements and other information. Our SEC filings are available to the public at the SEC’s web site at www.sec.gov or on our Internet web site mercbank.com. The reference to our web site is not intended to be an active link and the information on our web site is not, and you must not consider the information to be, a part of this prospectus and is not incorporated by reference herein.

We have filed with the SEC a registration statement on Form S-4 relating to the New Notes and the exchange offer. This prospectus is a part of the registration statement and, as permitted by SEC rules, does not contain all of the information in the registration statement. The registration statement, including the exhibits thereto, contains additional relevant information about us, the New Notes and the exchange offer. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” from the SEC web site or our web site listed above. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), upon written or oral request at the following address and telephone number:

Mercantile Bank Corporation

Attention: Corporate Secretary

310 Leonard St., N.W.

Grand Rapids, Michigan 49504

Telephone: (616) 406-3000

To ensure timely delivery of any requested information, holders of the Old Notes must make any request no later than April 8, 2022, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (SEC File No. 000-26719).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 4, 2022; and

•	our Current Reports on Form 8-K, as filed with the SEC on each of January 14, 2022 and March 4, 2022, except to the extent any such information is deemed “furnished” in accordance with SEC rules.

We incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), from the date of the registration statement of which this prospectus is a part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and supersede, where appropriate, the information previously filed with the SEC. These documents are available to you without charge. See “Where You Can Find More Information.”

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any related prospectus supplement and the documents we incorporate by reference in this prospectus and any related prospectus supplement contain certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following:

•	the impact of the novel coronavirus (“COVID-19”) pandemic on our future consolidated financial condition and results of operations;

•

general (i) political conditions, including, without limitation, governmental action and uncertainty resulting from U.S. and global political trends and (ii) economic conditions, either globally, nationally, in the State of Michigan, or in the specific markets in which we operate, including, without limitation, the deterioration of the commercial real estate, residential real estate, construction and development, energy, oil and gas, credit or liquidity markets, which could cause an adverse change in our net interest margin, or a decline in the value of our assets, which could result in realized losses;

•

current or future legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which we or our customers or our borrowers are engaged, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Federal Reserve’s actions with respect to interest rates, the capital requirements promulgated by the Basel Committee on Banking Supervision, the Coronavirus Aid, Relief, and Economic Security Act, uncertainty relating to calculation of LIBOR and other regulatory responses to economic conditions;

•	adverse changes in the credit portfolios of other U.S. financial institutions relative to the performance of certain of our investment securities;

•	economic or other disruptions caused by acts of terrorism in the United States, Europe or other areas;

•

technological changes, including potential cyber-security incidents and other disruptions, or innovations to the financial services industry, including as a result of the increased telework environment;

•

our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage of our systems, increased costs, significant losses, or adverse effects to our reputation;

•

the risk that our enterprise risk management framework, compliance program or our corporate governance and supervisory oversight functions may not identify or address risks adequately, which may result in unexpected losses;

•

changes in the interest rate yield curve such as flat, inverted or steep yield curves, or changes in the interest rate environment that impact net interest margins and may impact prepayments on our mortgage-backed securities (“MBS”) portfolio;

•	increases in our nonperforming assets;

•	our ability to maintain adequate liquidity to fund operations and growth;

•	any applicable regulatory limits or other restrictions on the Bank and its ability to pay dividends to us;

•	the failure of our assumptions underlying our allowance for credit losses and other estimates;

•	the failure to maintain an effective system of controls and procedures, including internal control over financial reporting;

•	the effectiveness of our derivative financial instruments and hedging activities to manage risk;

•

unexpected outcomes of, and the costs associated with, existing or new litigation involving us, including the costs and effects of litigation related to our participation in government stimulus programs associated with the COVID-19 pandemic;

•	changes impacting our balance sheet and leverage strategy;

•	risks related to actual mortgage prepayments diverging from projections;

•	risks related to actual U.S. agency MBS prepayments exceeding projected prepayment levels;

•	risks related to U.S. agency MBS prepayments increasing due to U.S. government programs designed to assist homeowners to refinance their mortgage that might not otherwise have qualified;

•	our ability to monitor interest rate risk;

•	risks related to fluctuations in the price per barrel of crude oil;

•	significant increases in competition in the banking and financial services industry;

•	changes in consumer spending, borrowing and saving habits;

•	execution of future acquisitions, reorganization or disposition transactions, including the risk that the anticipated benefits of such transactions are not realized;

•	our ability to increase market share and control expenses;

•	our ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by our customers;

•	the effect of changes in federal or state tax laws;

•	the effect of compliance with legislation or regulatory changes;

•	the effect of changes in accounting policies and practices, including the implementation of the current expected credit loss model;

•	credit risks of borrowers, including any increase in those risks due to changing economic conditions;

•	risks related to loans secured by real estate, including the risk that the value and marketability of collateral could decline;

•	risks related to environmental liability as a result of certain lending activity;

•	risks associated with our common stock and our other securities, including fluctuations in our stock price and general volatility in the stock market; and

•	each of the factors and risks identified in the “Risk Factors” section included under Item 1A. of Part I of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in the “Risk Factors” sections of this prospectus and any applicable prospectus supplement.

We qualify all of our forward-looking statements by the foregoing cautionary statements. Because of these risks and other uncertainties, our actual future results, performance or achievement, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations are not necessarily indicative of our future results.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to exchange your Old Notes for New Notes. You should read this prospectus carefully, including the “Risk Factors” sections contained in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, each of which are incorporated by reference herein, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, our financial statements and the related notes and the other documents incorporated by reference herein, which are described under the heading “Incorporation of Certain Documents by Reference” in this prospectus before making a decision about whether to exchange your Old Notes for New Notes.

About Mercantile Bank Corporation

Mercantile Bank Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). As a bank holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System. We were organized on July 15, 1997, under the laws of the State of Michigan, primarily for the purpose of holding all of the stock of Mercantile Bank of Michigan (the “Bank”), and of such other subsidiaries as we may acquire or establish. The Bank commenced business on December 15, 1997. During the third quarter of 2013, we filed an election to become a financial holding company, which election became effective April 14, 2014.

Our expenses have generally been paid using cash dividends from the Bank. Our principal source of future operating funds is expected to be dividends from the Bank.

Additional information about the Company and its subsidiaries may be found in the documents incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Summary of the Exchange Offer

The following provides a summary of certain terms of the exchange offer. Please refer to the section “The Exchange Offer” appearing elsewhere in this prospectus for a more complete description of the exchange offer and the section “Description of the Notes” for a more complete description of the terms of the Old Notes and New Notes.

Old Notes	$90,000,000 in aggregate principal amount of 3.25% Fixed-to-Floating Rate Subordinated Notes due 2032.

New Notes

Up to $90,000,000 in aggregate principal amount of 3.25% Fixed-to-Floating Rate Subordinated Notes due 2032, which have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreements and do not have the right to additional interest under the circumstances described in the registration rights agreements relating to our fulfillment of our registration obligations.

Exchange Offer

We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of the exchange offer, as soon as reasonably practicable following the expiration date of the exchange offer, we will exchange New Notes for all Old Notes that have been validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., Eastern Standard Time, on April 15, 2022, unless extended.

Withdrawal Rights

You may withdraw the book-entry tender of your Old Notes at any time before the expiration date. For a withdrawal of tendered Old Notes issued in book-entry form to be effective, the exchange agent must receive, on or prior to 5:00 p.m., Eastern Standard Time on the expiration date, a computer-generated notice of withdrawal, transmitted by Depository Trust Company, or DTC, on your behalf in accordance with the appropriate procedures of DTC’s “Automated Tender Offer Program,” or ATOP. See “The Exchange Offer — Withdrawal of Tenders.”

Conditions to Exchange Offer	This exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer — Conditions.”

Procedures for Tendering Old Notes

The Old Notes were issued in book-entry form, and are currently represented by global certificates held for the account of DTC, as depositary, or its nominee. Accordingly, DTC is treated as the registered holder of your Old Notes and will be the only entity that can tender your Old Notes for New Notes. In order to participate in the exchange offer, you must follow the procedures established by DTC for tendering your Old Notes held in book-entry form. These ATOP procedures require that, prior to the expiration date of the exchange offer, (i) DTC receive (a) your instructions to exchange your Old Notes and (b) your agreement to be bound by the terms of the accompanying letter of transmittal, and (ii)         the exchange agent receive a computer generated message known as an “agent’s message” that is transmitted through ATOP. Please note that by using the ATOP procedures to tender and exchange Old Notes, you will be bound by the terms of the accompanying letter of transmittal, and you will be deemed to have made the acknowledgments and representations it contains.

See “The Exchange Offer — Eligibility; Transferability” and “The Exchange Offer — Representations.”

Material United States Income Tax Considerations

The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Registration Rights

Under the terms of the registration rights agreements that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreements. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Transferability

Based upon existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters issued to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•    you are acquiring the New Notes in the ordinary course of your business;

•    you are not participating or engaged in, do not intend to participate or engage in, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued to you;

•    you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and

•    you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to our exchange offer.

If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Each broker-dealer that receives New Notes for its own account under the exchange offer in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

See “The Exchange Offer — Eligibility; Transferability” and “Plan of Distribution.”

Exchange Old Notes

Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the subordinated indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain subject to the restrictions on transfer described in the Old Notes, and you will not be able to offer or sell the Old Notes except under an exemption from the requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the Old Notes under the United States federal securities laws. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected.

See “The Exchange Offer — Consequences of Failure to Exchange.”

Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer.

Cancellation of Exchanged Old Notes

Old Notes that are surrendered in exchange for New Notes will be retired and cancelled by us upon receipt and will not be reissued. Accordingly, the issuance of the New Notes under this exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent	Wilmington Trust, National Association is serving as the exchange agent for this exchange offer. See “The Exchange Offer-Exchange Agent” for the address and telephone number of the exchange agent.

Summary of the New Notes

The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and are generally not subject to transfer restrictions, are not entitled to registration rights under the registration rights agreements and do not have the right to additional interest under the circumstances described in the registration rights agreements relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same subordinated indenture under which the Old Notes were issued. Please refer to the section “Description of the Notes” for a more complete description of the terms of the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise specified or the context otherwise requires.

Issuer	Mercantile Bank Corporation.

Securities Offered	3.25% Fixed-to-Floating Rate Subordinated Notes due 2032.

Aggregate Principal Amount	Up to $90,000,000.

Maturity Date	January 30, 2032, unless previously redeemed.

Form and Denomination

The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for The Depository Trust Company, or DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate

3.25% per annum, from and including the closing date to, but excluding, January 30, 2027 (the “Fixed Rate Period”), payable semi-annually in arrears. From and including January 30, 2027, to, but excluding, the maturity date or early redemption date (the “Floating Rate Period”), the interest rate shall reset quarterly to an interest rate per annum equal to a benchmark rate that is expected to be the then current Three-Month Term Secured Overnight Financing Rate (“SOFR”), as published by the Federal Reserve Bank of New York (provided, however, that in the event Three-Month Term SOFR is less than zero, Three-Month Term SOFR shall be deemed to be zero), plus 212 basis points, payable quarterly in arrears. If Three-Month Term SOFR cannot be determined on a given date, a different index shall be determined and used in accordance with the terms of the New Notes.

Interest Payment Dates

Interest on the New Notes will be payable semi-annually on January 30 and July 30 of each year through January 30, 2027 and quarterly thereafter on January 30, April 30, July 30, and October 30 of each year through the maturity date or early redemption date.

Day Count Convention	30-day month/360-day year to but excluding January 30, 2027, and thereafter, a 360-day year and the number of days actually elapsed.

Record Dates

Each interest payment will be made to the holders of record who held the New Notes at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding the applicable interest payment date.

Subordination; Ranking

The New Notes will be our general unsecured, subordinated obligations and:

•    will rank junior in right of payment and upon our liquidation to our existing and future senior indebtedness (as defined herein);

•    will rank equally in right of payment and upon our liquidation with our existing and all future indebtedness the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes;

•    will rank senior in right of payment and upon our liquidation to any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes; and

•     will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including without limitation, the Bank’s liabilities to depositors in connection with the deposits in the Bank, as well as to its subsidiary’s liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

As of December 31, 2021, the Company’s subsidiaries had, in the aggregate, outstanding debt and deposits of approximately $4.7 billion. In addition, as of December 31, 2021, we had approximately $48 million of indebtedness that would rank senior to the New Notes, no indebtedness that would rank pari passu with the New Notes, and no indebtedness that would rank subordinate to the Subordinated Notes.

Optional Redemption

The Company may, at its option, beginning with the interest payment date of January 30, 2027 but not prior thereto (except upon the occurrence of certain events specified below) and on any scheduled interest payment date thereafter, redeem the New Notes, in whole or in part, subject to obtaining the prior approval of the Federal Reserve to the extent such prior approval is then required under the capital adequacy rules of the Federal Reserve, at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the date of redemption. Any partial redemption will be in accordance with DTC’s applicable procedures among all of the noteholders. The New Notes are not subject to redemption at the option of the noteholders thereof.

Special Event Redemption

The New Notes may not be redeemed prior to January 30, 2027, except that the Company may redeem the New Notes at any time, at its option, in whole or in part, subject to obtaining the prior approval of the Federal Reserve to the extent such prior approval is then required under the capital adequacy rules of the Federal Reserve, if (i) a change or prospective change in law occurs that could prevent the Company from deducting interest payable on the New Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the New Notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) the Company is required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the New Notes plus any accrued and unpaid interest to, but excluding, the redemption date.

No Limitations on Indebtedness

The terms of the New Notes do not limit the amount of additional indebtedness the Company, the Bank or any of our respective subsidiaries may incur or the amount of other obligations ranking senior or equal to the New Notes that we may incur.

Limited Subordinated Indenture Covenants

The subordinated indenture governing the New Notes contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves.

Moreover, neither the subordinated indenture nor the New Notes contain any covenants prohibiting us from, or limiting our right to, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, to repurchase our stock or other securities, including any of the New Notes, or to pay dividends or make other distributions to our shareholders.

Listing; No Public Market

The New Notes are a new issue of securities with no established trading market, and we do not expect any public market to develop in the future for the New Notes. We do not intend to list the New Notes on any national securities exchange or quotation system.

Risk Factors

See “Risk Factors” beginning on page 10 of this prospectus, as well as in our reports filed with the SEC, and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Trustee	Wilmington Trust, National Association, or successor if replaced in accordance with the applicable provisions of the subordinated indenture.

Governing Law	The New Notes and the subordinated indenture will be governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS

In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below as well as the other information included or incorporated by reference in this prospectus before deciding whether to participate in the exchange offer. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, each of which are incorporated herein by reference, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of the risks contained in or incorporated by reference into this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired, and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements” section in this prospectus.

Risks Related to Our Business

For a discussion of certain risks applicable to our business and operations, please refer to the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Risks Related to the Exchange Offer

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. See “The Exchange Offer  —  Procedures for Tendering Old Notes.”

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act.

The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.

You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.

We will issue New Notes in exchange for your Old Notes only if you properly tender the Old Notes before expiration of the exchange offer. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of Old Notes. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf in accordance with the procedures described in this prospectus and the accompanying transmittal letter.

Some holders who exchange their Old Notes may be deemed to be underwriters.

Based on interpretations of the Securities Act by the staff of the SEC contained in certain no-action letters issued to other parties, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act. Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If any such holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such holder may incur liability under the Securities Act. We do not and will not assume, or indemnify any such holder or other person against, such liability.

Risks Related to the Notes

The notes are unsecured and subordinated to our existing and future senior indebtedness.

Although the New Notes will rank on par with the Old Notes, the notes will be unsecured, subordinated obligations of Mercantile and, consequently, will rank junior in right of payment to all of our secured and unsecured “senior indebtedness” now existing or that we incur in the future, as described under “Description of the Notes — Subordination.” As a result, upon any payment or distribution of assets to creditors in the case of liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding, the holders of the senior indebtedness will be entitled to have the senior indebtedness paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes.

As of December 31, 2021, the Company’s subsidiaries had, in the aggregate, outstanding debt and deposits of approximately $4.7 billion, which would rank senior to the notes. In addition, as of December 31, 2021, the Company had approximately $48 million of indebtedness that would rank senior to the notes, no indebtedness that would rank pari passu with the notes, and no indebtedness that would rank subordinate to the notes. The notes do not limit the amount of additional indebtedness or senior indebtedness that we or any of our subsidiaries, including the Bank, may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including senior indebtedness, indebtedness ranking equally with the notes and indebtedness ranking effectively senior to the notes, as applicable. Any additional indebtedness and liabilities that we and our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

As a consequence of the subordination of the notes to our existing and future senior indebtedness, an investor in the notes may lose all or some of its investment upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the notes only after all of our senior indebtedness had been paid in full. In such an event, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our senior indebtedness in full.

The notes are obligations only of Mercantile Bank Corporation and not obligations of the Bank or any of our other subsidiaries and will be effectively subordinated to the existing and future indebtedness of the Bank, deposits of the Bank, and other liabilities of the Bank and our other subsidiaries.

The notes are obligations solely of Mercantile Bank Corporation and are not obligations of the Bank or any of our other subsidiaries, and are not insured by any government or private agency. The Bank and our other subsidiaries are separate and distinct legal entities from Mercantile Bank Corporation. Because we are a holding company, the rights of Mercantile Bank Corporation and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of the Bank or any other subsidiary (either as a shareholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of the Bank or such other subsidiary (and the consequent right of the holders of the notes to participate in those assets after repayment of our existing or future senior indebtedness), will be subject to the claims of the creditors of the Bank, including depositors of the Bank, or such other subsidiary. Accordingly, the notes are effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other subsidiaries, to the extent that those liabilities, including deposit liabilities, equal or exceed their respective assets.

The notes do not limit the amount of indebtedness or other liabilities that the Bank or any of our other subsidiaries may incur, all of which would rank structurally senior to the notes. Any additional indebtedness and liabilities that our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

The notes include limited covenants and do not restrict our ability to incur additional debt.

The notes do not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, the notes do not contain any covenants prohibiting us or our subsidiaries from, or limiting our or our subsidiaries’ right to, grant liens on assets to secure indebtedness or other obligations, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our shareholders. The notes do not contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.

In addition, the notes do not limit the amount of additional indebtedness the Company, the Bank or any of our other subsidiaries may incur or the amount of other obligations that the Company or the Bank may incur ranking senior or equal to the indebtedness evidenced by the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, and may limit our ability to meet our obligations under the notes.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

Our ability to make payments on or to refinance our indebtedness, including our ability to meet our obligations under the notes, and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These will depend on our financial and operating performance, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to obtain new financing or to fund our obligations to our customers and business partners, implement our business plans, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. As a result, we may be unable to meet our obligations under the notes. In the absence of sufficient capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. We may not be able to consummate those dispositions of assets or to obtain the proceeds that they could realize from them and these proceeds may not be adequate to meet any debt service obligations then due, including obligations under the notes. Additionally, as a holding company, our ability to service our debt is dependent, in part, on the receipt of dividends, fees, and interest paid to us by the Bank. The Bank is a separate legal entity that is legally distinct from us and has no obligation to make funds available to us for payments of principal of or interest on the notes. While we expect these payments to continue in the future, there are regulatory limits under federal law on the amount of dividends and distributions that the Bank can pay to us without regulatory approval. Accordingly, we can provide no assurance that we will receive dividends or other distributions from the Bank in an amount sufficient to pay the principal of or interest on the notes. For additional information, see “Business — Regulation and Supervision” in Part I, Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Payments on the notes will depend on receipt of dividends and distributions from our subsidiaries.

We are a bank holding company, and we conduct substantially all of our operations through subsidiaries, including the Bank. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the notes. Our primary source of funds to make payments of principal and interest on the notes and to satisfy any other financial obligations are dividends from the Bank. Our ability to receive dividends from the Bank is contingent on a number of factors, including the Bank’s ability to meet applicable regulatory capital requirements, the Bank’s profitability and earnings, and the general strength of its balance sheet.

Various federal and state laws and regulations limit the amount of dividends that the Bank may pay to the Company. Moreover, the Federal Reserve and the FDIC have issued policy statements stating that insured banks and financial and bank holding companies generally should pay dividends only out of current operating earnings. Also, the Company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event the Bank is unable to pay dividends to us, we may not be able to service any debt we may incur, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

The Bank also may not pay dividends if payment would cause it to become undercapitalized or if it is already undercapitalized and must maintain a common equity Tier 1 capital conservation buffer of greater than 2.5% to avoid becoming subject to restrictions on capital distributions, including dividends. Further, contractual or other restrictions may also limit our subsidiaries’ abilities to pay dividends or make distributions, loans or advances to us. See “Notes to Consolidated Financial Statements – Note 20 – Regulatory Matters” in Part IV, Item 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for additional information.

In addition, state and federal banking regulators have broad authority to restrict the payment of dividends, including in circumstances where a bank under such regulator’s jurisdiction engages in (or is about to engage in) unsafe or unsound practices. Such regulators have the authority to require that the bank cease and desist from unsafe and unsound practices and to prevent a bank from paying a dividend if its financial condition is such that the regulator views the payment of a dividend to constitute an unsafe or unsound practice.

For these reasons, we may not have access to any assets or cash flow of our subsidiaries to make principal or interest payments on the notes.

The notes are subject to limited rights of acceleration.

Payment of principal of the notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. As a result, you have no right to accelerate the payment of principal of the notes if we fail to pay principal of or interest on the notes or if we fail in the performance of any of our other obligations under the notes.

You should not rely on indicative or historical data concerning SOFR.

The interest rate during the Floating Rate Period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement).

In the following discussion of the Secured Overnight Financing Rate, or “SOFR,” when we refer to SOFR-linked Notes, we mean the notes at any time when the interest rate on the notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website at https://apps.newyorkfed.org/markets/autorates/sofr. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus or incorporated by reference herein.

FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although this historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on this historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked Notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked Notes and the trading prices for the SOFR-linked Notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked Notes. If the manner in which SOFR is calculated is changed, that change may result in a change in the amount of interest that accrues on the SOFR-linked Notes, which may adversely affect the trading prices of the SOFR-linked Notes. In addition, the interest rate on the SOFR-linked Notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark rate on the SOFR-linked Notes during the Floating Rate Period for any interest period declines to zero or becomes negative, interest will only accrue on the SOFR-linked Notes at a rate equal to the spread of 212 basis points per annum with respect to that interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked Notes.

SOFR differs fundamentally from, and may not be a comparable substitute for, U.S. dollar LIBOR.

In June 2017, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve and FRBNY announced SOFR as its recommended alternative to the London interbank offered rate for U.S. dollar LIBOR. However, because SOFR is a broad U.S. Treasury repo financing rate that represents overnight secured funding transactions, it differs fundamentally from U.S. dollar LIBOR. For example, SOFR is a secured overnight rate, while U.S. dollar LIBOR is an unsecured rate that represents interbank funding over different maturities. In addition, because SOFR is a transaction-based rate, it is backward-looking, whereas U.S. dollar LIBOR is forward- looking. Because of these and other differences, there can be no assurance that SOFR will perform in the same way as U.S. dollar LIBOR would have done at any time, and there is no guarantee that it is a comparable substitute for U.S. dollar LIBOR.

SOFR may be modified or discontinued.

SOFR is a relatively new rate, and the FRBNY or any successor, as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the methodology by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on the notes, which may adversely affect the market price of the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.

Any failure of SOFR to gain market acceptance could adversely affect the trading prices of the SOFR-linked Notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered to be a good representation of general funding conditions in the overnight U.S. Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR to be a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen its market acceptance. Any failure of SOFR to gain market acceptance could adversely affect the return on, value of and market for SOFR-linked Notes.

Any market for the SOFR-linked Notes may be illiquid or unpredictable.

Since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market for the SOFR-linked Notes may never develop or may not be very liquid. Market terms for securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions, may evolve over time, and as a result, trading prices of the SOFR-linked Notes may be lower than those of later-issued securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in securities that are similar or comparable to the SOFR-linked Notes, the trading price of the SOFR-linked Notes may be lower than those of securities that are linked to rates that are more widely used. You may not be able to sell the SOFR-linked Notes at all or may not be able to sell the SOFR-linked Notes at prices that will provide you with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. The manner of adoption or application of reference rates based on SOFR in the bond and equity markets may differ materially compared with the application and adoption of SOFR in other markets, such as the derivatives and loan markets. You should carefully consider how any potential inconsistencies between the adoption of reference rates based on SOFR across these markets may impact any hedging or other financial arrangements which you may put in place in connection with any acquisition, holding or disposal of the SOFR-linked Notes.

The interest rate for the notes during the Floating Rate Period may be determined based on a rate other than Three-Month Term SOFR.

Under the terms of the notes, the interest rate on the notes for each interest period during the Floating Rate Period will be based on Three-Month Term SOFR, a forward-looking term rate for a tenor of three months that will be based on SOFR. On July 29, 2021, the ARRC formally recommended the use of the CME Group’s forward-looking SOFR term rate. Uncertainty surrounding the development of forward-looking term rates based on SOFR could have a material adverse effect on the return on, value of and market for the notes. If, at the commencement of the Floating Rate Period for the notes the calculation agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest rate on the notes during the Floating Rate Period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Under the terms of the notes, the calculation agent is expressly authorized to make determinations, decisions or elections with respect to technical, administrative or operational matters that it decides may be appropriate to reflect the use of Three-Month Term SOFR as the interest rate basis for the notes in a manner substantially consistent with market practice, which are defined in the terms of the notes as “Three-Month Term SOFR Conventions.” The calculation agent’s determination and implementation of any Three-Month Term SOFR Conventions could result in adverse consequences to the amount of interest that accrues on the notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the interest rate on the notes during the Floating Rate Period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of the daily Secured Overnight Financing Rates calculated in arrears, while Three-Month Term SOFR is intended to be a forward- looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

The terms “Benchmark Replacement Adjustment,” “Compounded SOFR,” and “ISDA Fallback Rate” have the meanings set forth below under “Description of the Notes – Principal, Maturity and Interest.”

A modification of the notes could occur for tax purposes in the event that a Benchmark Replacement is not a “qualified rate” under applicable Treasury Regulations.

Recently finalized Treasury Regulations provide guidance on the tax consequences on the use of a reference rate other than SOFR (or another interbank offered rate) in debt instruments. The final Treasury Regulations explain a significant modification of a debt instrument would not result in the event that a “qualified rate” is used (rather than Three-Month Term SOFR). A “qualified rate” is a rate that includes, among other things, a rate selected, endorsed or recommended by a central bank (or similar authority) as a replacement for SOFR (or another interbank offered rate) in that jurisdiction. In light of the final Treasury Regulations, we expect that the notes would include a “qualified rate” in lieu of Three-Month Term SOFR such that a significant modification of the notes would not result from the new rate, but cannot guarantee that a “qualified rate” could be used for the notes or that a significant modification would not occur.

The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the notes and the trading prices for the notes.

Under the benchmark transition provisions of the notes, if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (i) the Relevant Governmental Body (such as the ARRC), (ii) the International Swaps and Derivatives Association, Inc., otherwise referred to herein as ISDA, or (iii) in certain circumstances, the calculation agent. In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain changes, which are defined in the terms of the notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of interest periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

The calculation agent (which may be us or another entity we appoint) will make certain determinations with respect to the notes.

We will act as the initial calculation agent. The calculation agent will make certain determinations with respect to the notes during the Floating Rate Period, including with respect to the determination of the applicable interest rates during the interest periods during the Floating Rate Period. Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments. These potentially subjective determinations may adversely affect the payout to you on the notes.

The amount of interest payable on the notes will vary beginning January 30, 2027, and interest after that date may be less than the initial fixed annual rate of 3.25% in effect until January 30, 2027.

During the Fixed Rate Period, the notes will bear interest at an initial rate of 3.25% per annum. Thereafter, the notes will bear interest at a floating rate per annum equal to the benchmark rate, which is expected to be Three-Month Term SOFR, plus 212 basis points, subject to the provisions under “Description of the Notes — Principal, Maturity and Interest.” The per annum interest rate that is determined at the Reference Time for each interest period will apply to the entire quarterly interest period following such determination date even if the Benchmark rate increases during that period.

Floating rate notes bear additional risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters that may impact prevailing interest rates, including, without limitation, economic, financial, and political events that are important in determining the existence, magnitude, and longevity of market volatility, and other risks and their impact on the value of, or payments made on, the notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

The notes may be redeemed at our option under certain circumstances, which limits the ability of holders of the notes to accrue interest over the full stated term of the notes.

We may, at our option, redeem the notes (i) in whole or in part, beginning with the interest payment date of January 30, 2027 and on any interest payment date thereafter and (ii) in whole or in part, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event (each of such terms as defined below in “Description of the Note — Redemption”), in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued but unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. There can be no assurance that the Federal Reserve will approve any redemption of the notes that we may propose. In addition, the redemption of the notes may be subject to prior approval of the holders of our senior indebtedness, and there is no assurance that such holders of our senior indebtedness will approve any redemption of the notes. Furthermore, you should not expect us to redeem any notes when they first become redeemable or on any particular date thereafter. The Company may be more likely to redeem the notes on or after January 30, 2027 if the interest rate applicable to the notes is higher than that which would be payable on one or more other forms of borrowing. If the Company redeems the notes prior to their maturity date, holders may not be able to invest in other securities that yield as much interest as the notes. If we redeem the notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.

An active trading market for the notes may not develop.

The notes constitute a new issue of securities for which there is no existing trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. You should also be aware that there may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. Investors in the notes may not be able to sell the notes at all or may not be able to sell the notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

Changes in our credit ratings may adversely affect your investment in the notes.

The credit ratings on the notes are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

Any ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.

As a holder of the notes, you are not entitled to any rights with respect to our capital stock.

If you hold a note, you are not entitled to any rights with respect to our capital stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our capital stock) by virtue of holding a note.

Holders of the notes have no say over our management and affairs.

Our officers and directors will make all decisions with respect to our management. Holders of the notes have no right or power to take part in our management. Holders of the notes are entirely reliant on our officers and directors to effectively manage our business so that we may meet our debt obligations when they fall due.

Your right to receive payments on the notes is effectively subordinated to those lenders who have a security interest in our assets.

Our obligations under the notes are unsecured and we may be able to obtain indebtedness from time to time that is secured by all or substantially all of our assets. If we are declared bankrupt or insolvent, or if we default under such secured indebtedness, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the notes. In any such event, because the notes are not secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

We have increased debt service obligations as a result of the issuance of the notes.

Upon issuance of the notes, we have incurred additional debt service in addition to normal operating expenses and planned capital expenditures. Our increased level of indebtedness may have several important effects on our future operations including, without limitation, a portion of our cash flow must be dedicated to the payment of interest and principal on the notes, reducing funds available for distribution to shareholders and our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other purposes may be limited. Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon the future performance of the Bank and its ability to pay dividends to us, which will be subject to regulatory restrictions, general economic, industry and competitive conditions and to financial, business and other factors affecting us and the Bank, many of which are beyond our control. We cannot assure you that the Bank will be able to continue to generate cash flow at or above its current level and that we will be able to pay principal and interest on the notes as it becomes due.

An investment in the notes is not an FDIC insured deposit.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Your investment will be subject to investment risk and you may experience loss with respect to your investment.

Government regulation may affect the priority of the notes in the case of a bankruptcy or liquidation.

The Dodd-Frank Wall Street Reform Act (the “Dodd-Frank Act”) created a new resolution regime known as the “orderly liquidation authority,” which may apply to us as a bank holding company. Under the orderly liquidation authority, the FDIC may be appointed as receiver for an entity for purposes of liquidating the entity if the Secretary of the Treasury determines that the entity is in severe financial distress and that the entity’s failure would have serious adverse effects on the U.S. financial system.

If the FDIC is appointed as receiver under the orderly liquidation authority, then the Dodd-Frank Act, rather than applicable insolvency laws, would determine the powers of the receiver, and the rights and obligations of creditors and other parties who have dealt with the institution. There are substantial differences in the rights of creditors under the orderly liquidation authority compared to those under the U.S. Bankruptcy Code, including the right of the FDIC to disregard the strict priority of creditor claims in some circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the right of the FDIC to transfer claims to a “bridge” entity. As a consequence of the rights of the FDIC under the orderly liquidation authority, the holders of the notes may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. While the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and additional rulemakings are likely. Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.

The notes are not insured or guaranteed by the FDIC, any other governmental agency or any of our subsidiaries. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the notes would have any claims to those assets.

The notes are not savings accounts, deposits or other obligations of the Bank or any of our non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. The notes are obligations of the Company only and are neither obligations of, nor guaranteed by, any of our subsidiaries. The notes are ineligible and may not be used as collateral for loans made by the Company or the Bank. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of the Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the notes would have any claims to those assets. Even if we become a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Old Notes in like principal amount. We intend to cancel all Old Notes received in exchange for New Notes in the exchange offer.

THE EXCHANGE OFFER

General

In connection with the issuance of the Old Notes on December 15, 2021 and on January 14, 2022, we entered into registration rights agreements with the initial purchasers of the Old Notes, which provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear different CUSIP numbers from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions;

•	the New Notes will not be entitled to registration rights under the registration rights agreements or otherwise; and

•

because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreements relating to our fulfillment of our registration obligations.

The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will be entitled to the benefits of the subordinated indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the subordinated indenture. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding, and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the subordinated indenture.

The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements and the applicable requirements of the Exchange Act, and the related rules and regulations of the SEC applicable to transactions of this type.

We will be deemed to have accepted validly tendered Old Notes when and if we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of this exchange offer, delivery of New Notes will be made by the exchange agent promptly after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the Old Notes not exchanged, at our expense, to the tendering holder promptly after the expiration of the exchange offer.

If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus, the tendering holder will not have to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “— Fees and Expenses.”

Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding Old Notes which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors  —  Risks Related to the Exchange Offer  —  If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.”

NEITHER WE NOR THE EXCHANGE AGENT ARE MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NEITHER WE NOR THE EXCHANGE AGENT HAVE AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.

Registration Rights Agreements

The following provides a summary of certain terms of the registration rights agreements. This summary is qualified in its entirety by reference to the complete version of the form of registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Under the terms of the registration rights agreements that we entered into with the purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake this exchange offer. This exchange offer is intended to satisfy the rights of holders of Old Notes under such registration rights agreements. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Under the terms of the registration rights agreements, we agreed, among other things, to:

•

file a registration statement with the SEC under the Securities Act with respect to a registered offer to exchange the Old Notes for substantially identical notes that do not contain transfer restrictions and will be registered under the Securities Act; and

•	use our commercially reasonable efforts to cause that registration statement to become effective no later than April 14, 2022, which is the date that is 120 days after December 15, 2021.

The registration rights agreements also require us to commence the exchange offer promptly after the effectiveness of the registration statement and to keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the Old Notes.

We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

We further agreed that under certain circumstances we would either file a shelf registration statement with the SEC or designate an existing effective shelf registration statement of ours that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.

Eligibility; Transferability

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no- action letters provided to other parties. We have not sought our own no-action letter from the staff of the SEC with respect to this particular exchange offer. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:

•	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•	you are not, nor is any such person, our “affiliate” as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities, and (ii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.

Any holder of Old Notes (i) who is our affiliate, (ii) who does not acquire the New Notes in the ordinary course of business, (iii) who intends to participate in the exchange offer for the purpose of distributing the New Notes, or (iv) who is a broker-dealer who purchased the Old Notes directly from us:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

•	will not be able to tender Old Notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., Eastern Standard Time, on April 15, 2022, which we refer to as the “expiration date,” unless we extend the exchange offer. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., Eastern Standard Time on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “— Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension, termination or amendment to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to holders of the Old Notes.

If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we terminate or withdraw the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

•	we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC; or

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our absolute discretion in whole or in part at any time and from time to time prior to the expiration date. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the subordinated indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “— Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering Old Notes

In order to participate in the exchange offer, you must validly tender your Old Notes to the exchange agent, as described below, by the expiration date. It is your responsibility to validly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in “— Exchange Agent.”

Old Notes Issued in Book-Entry Form

All of the Old Notes were issued in book-entry form and are currently represented by global certificates held for the account of DTC. Accordingly, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes. Therefore, to validly tender Old Notes and to obtain New Notes, you must comply with the procedures described below to initiate the exchange agent’s book-entry transfer of the Old Notes into the exchange agent’s account at DTC using DTC’s ATOP procedures. To comply with those procedures, you must cause:

•	a properly transmitted “agent’s message” (as defined below) to be received by the exchange agent through ATOP prior to 5:00 p.m., Eastern Standard Time, on the expiration date; and

•

a timely confirmation of a book-entry tender of the Old Notes into the exchange agent’s account at DTC through ATOP pursuant to the procedure for book-entry transfer described below to be received by the exchange agent prior to 5:00 p.m., Eastern Standard Time on the expiration date.

Following receipt of a properly transmitted “agent’s message,” the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into the exchange agent’s ATOP account in accordance with DTC’s procedures for such transfers. In connection with the transfer, the exchange agent must receive a properly transmitted “agent’s message,” as well as a timely confirmation of a book-entry tender of the Old Notes into its account at DTC through ATOP, prior to 5:00 p.m., Eastern Standard Time, on the expiration date. Subject to the terms of the exchange offer, following the expiration or termination of the exchange offer, the exchange agent will exchange Old Notes validly tendered and not validly withdrawn prior to such expiration or termination for an equal principal amount of New Notes by credit to the holder’s account at DTC. If the entire principal amount of all Old Notes held by a holder is not tendered, then Old Notes for the principal amount of the Old Notes not tendered and accepted will be returned by credit to the holder’s account at DTC following the expiration date.

The term “agent’s message” means a message transmitted by a DTC participant to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that such agreement may be enforced against such participant.

Each agent’s message must include the following information:

•	name of the beneficial owner tendering such Old Notes;

•	account number of the beneficial owner tendering such Old Notes;

•	principal amount of Old Notes tendered by such beneficial owner; and

•	a confirmation that the beneficial owner of the Old Notes has agreed to be bound by the terms of the accompanying letter of transmittal.

The delivery of the Old Notes through DTC, and any transmission of an agent’s message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder by crediting the holder’s account at DTC, following the expiration or termination of the exchange offer.

The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, by using the ATOP procedures to tender and exchange Old Notes, you will be bound by the terms of the letter of transmittal, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

There is no procedure for guaranteed late delivery of the Old Notes in connection with the exchange offer.

We will determine all questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered Old Notes in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all Old Notes not validly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion subject to applicable law, to waive or amend any of the conditions of the exchange offer or to waive any defects, irregularities or conditions of tender as to any particular Old Notes, either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. We are not required to waive defects and are not required to notify you of defects in your tender. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders following the expiration date of the exchange offer. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Representations

By tendering Old Notes, each holder is deemed to have represented to us that:

•	any New Notes that you receive will be acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act);

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such New Notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may validly withdraw your book-entry tender of Old Notes at any time prior to 5:00 p.m., Eastern Standard Time, on the expiration date of the exchange offer. For a withdrawal of book-entry tendered Old Notes to be effective, the exchange agent must receive, prior to 5:00 p.m., Eastern Standard Time on the expiration date, a computer-generated notice of withdrawal, transmitted by DTC on your behalf in accordance with the appropriate procedures of DTC’s ATOP system prior to 5:00 p.m., Eastern Standard Time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the tendering holder of Old Notes;

•	specify the principal amount of the Old Notes delivered for exchange;

•	specify the name and number of the account at DTC to be credited with the withdrawn Old Notes;

•	include a statement that such holder is withdrawing its election to have such Old Notes exchanged; and

•	otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Old Notes so withdrawn will be considered not to have been validly tendered for purposes of the applicable exchange offer, and no New Notes will be issued in exchange for such Old Notes unless the Old Notes withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder, without expense to such holder, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering Old Notes” at any time prior to the expiration date of the exchange offer.

Exchange Agent

Wilmington Trust, National Association has been appointed the exchange agent for this exchange offer. The letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail or Hand Delivery:	Wilmington Trust, National Association Rodney Square North 1100 North Market Street Wilmington, Delaware 19890 Attention: Workflow Management – 5th Floor

Facsimile:	(302) 636-4139

Email:	DTC@wilmingtontrust.com

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection with this exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made through ATOP. However, we may make additional solicitations by mail, email, telephone or in person by our officers and employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	under a registration statement which has been declared effective under the Securities Act;

•

for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•

under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreements, we may be required to file a shelf registration statement for a continuous offer of Old Notes.

Additional Information Regarding the Registration Rights Agreements

As noted above, we are effecting the exchange offer to comply with the registration rights agreements. The registration rights agreements require us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, to use our commercially reasonable efforts to cause the registration statement to become effective, and to satisfy certain other obligations, within certain time periods.

In the event that:

•	the registration statement is not filed with the SEC on or prior to February 13, 2022, which is the 60th day after December 15, 2021;

•	the registration statement has not been declared effective by the SEC on or prior to April 14, 2022, which is the 120th day after December 15, 2021; or

•	the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement;

the interest rate on the Old Notes will be increased by a rate of 0.25% per annum immediately following such registration default and will increase by 0.25% per annum immediately following each 90-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be immediately reduced to the original interest rate borne by the Old Notes.

Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreements, we may be required to file a shelf registration statement for a continuous offer in connection with the Old Notes.

DESCRIPTION OF THE NOTES

On December 15, 2021 and on January 14, 2022, we issued a total of $90,000,000 in aggregate principal amount of our 3.25% Fixed-to-Floating Rate Subordinated Notes due 2032, which we have referred to in this prospectus as the Old Notes. The Old Notes were issued in a private placement transaction to certain institutional accredited investors and qualified institutional buyers, and as such, were not registered under the Securities Act. The Old Notes were issued under a first supplemental indenture dated December 15, 2021 to a subordinated indenture dated December 15, 2021, each between Mercantile Bank Corporation, as issuer, and Wilmington Trust, National Association, as trustee, and collectively referred to in this prospectus as the “indenture.” The term “notes” refers collectively to the Old Notes and the New Notes, unless otherwise specified or the context otherwise requires.

The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear different CUSIP numbers from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions;

•	the New Notes will not be entitled to registration rights under the registration rights agreements or otherwise; and

•

because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreements relating to our fulfillment of our registration obligations.

The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete version of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and to the form of New Notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of New Notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.

General

The exchange offer for the New Notes will be for up to $90,000,000 in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

The New Notes have materially identical interest terms as the Old Notes except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreements. Interest on the notes will accrue from and including December 15, 2021. The notes will mature and become payable, unless earlier redeemed, on January 30, 2032.

From and including December 15, 2021, to but excluding January 30, 2027, or earlier redemption date, the New Notes will bear interest at a fixed rate equal to 3.25% per year, payable semi-annually in arrears on January 30 and July 30 of each year, beginning on July 30, 2022 and interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

From and including January 30, 2027, to but excluding the maturity date or earlier redemption date, the New Notes will bear interest at an annual floating rate, reset quarterly, equal to a benchmark rate (which is expected to be Three-Month Term SOFR) plus 212 basis points, payable quarterly in arrears on January 30, April 30, July 30, and October 30 of each year commencing on April 30, 2027.

During this period, interest will be computed on the basis of a 360-day year and the actual number of days elapsed. With regard to Three-Month Term SOFR:

•	“SOFR” means the daily Secured Overnight Financing Rate published by the FRBNY, as the administrator of the benchmark (or a successor administrator), on the FRBNY’s Website.

•	“SOFR” means the daily Secured Overnight Financing Rate provided by the FRBNY, as the administrator of the benchmark (or a successor administrator), on the FRBNY’s Website.

•	“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

•	“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

•

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

•

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

If, at the commencement of the Floating Rate Period for the notes, the Relevant Governmental Body (as defined below) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest on the notes during the floating-rate interest period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

For purposes of determining a Benchmark Replacement, if necessary, under the terms of the notes:

•

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

•

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

a)	Compounded SOFR;

b)

the sum of: (i) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (ii) the Benchmark Replacement Adjustment;

c)	the sum of: (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment;

d)

the sum of: (i) the alternate rate of interest that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time and (ii) the Benchmark Replacement Adjustment.

•	“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

b)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

c)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

•

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

•	“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

a)	in the case of clause (a) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

b)

in the case of clause (b) or (c) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

c)	in the case of clause (d) of the definition of “Benchmark Transition Event,” the date of such public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for purposes of such determination.

•	“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

a)

if the Benchmark is Three-Month Term SOFR, (i) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (ii) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (iii) the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

b)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

c)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

d)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

•

“Calculation Agent” means such bank or other entity (which may be the Company or an affiliate of the Company) as may be appointed by the Company to act as Calculation Agent for the Subordinated Notes during the Floating Rate Period. If no Calculation Agent has been appointed, the Company shall be deemed the Calculation Agent. The Company shall initially act as the Calculation Agent.

•

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

a)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that;

b)

if, and to the extent that, the Company or its designee determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment.

•

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

•	“FRBNY” means the Federal Reserve Bank of New York.

•	“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

•

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

•	“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

•

“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

•

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

•

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

•

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

•

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

•	“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Interest Payments

We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date. Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Mercantile Bank Corporation Administrator; except that payment of interest may be made at our option by check mailed or to the person entitled thereto as shown on the security register or by wire transfer to an account appropriately designated by the person entitled thereto.

Subordination

The indenture will govern the extent to which payment on the notes will be subordinated to the prior payment in full of all of our senior indebtedness. The notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of principal and interest on the notes will be subordinated to the prior payment in full of all senior indebtedness in cash or other payment satisfactory to the holders of such senior indebtedness. If the notes are accelerated because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness of any acceleration of payment of the notes.

We may not make any payment on the notes, including upon redemption (whether at the holder's or our option) if:

•

a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of any senior indebtedness occurs and is continuing beyond any applicable grace period (called a “payment default”); or

•

a default (other than a payment default) with respect to designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the notes, in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and, in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived and 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, unless the indenture otherwise prohibits such payment or distribution at the time of such payment or distribution.

No new payment blockage notice may be given unless and until 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments, premium, if any, and interest on the debt securities that have come due have been paid in full in cash. A non-payment default existing or continuing on the date of delivery of any payment blockage notice cannot be the basis for any later payment blockage notice.

If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the foregoing subordination provisions, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

As a result of the subordination of the notes in favor of the holders of our senior indebtedness, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

The indenture does not prohibit us from incurring debt, including senior indebtedness. We may from time to time incur additional debt, including senior indebtedness.

We are obligated to pay compensation to the trustee, reimburse the trustee for reasonable expenses and to indemnify the trustee against certain losses, liabilities or expenses it incurs in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee and will not be subject to subordination.

The term “senior indebtedness” means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation where, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligation is not “senior indebtedness”; including without limitation:

•	the principal and any premium or interest for money borrowed or purchased by the Company;

•	any capital lease obligation of the Company;

•

any obligation of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

•

any obligation arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions;

•	any obligation of the Company associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements;

•

all obligations of the type referred to in the preceding clauses above of other persons or entities for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;

•

all obligations of the type referred to in the preceding clauses above of other persons or entities secured by any lien on any property or asset of the Company whether or not such obligation is assumed by the Company; and

•	any deferrals, renewal or extensions of any obligations of the type referred in the preceding clauses above.

in each case, whether outstanding on the date the indenture became effective, or created, assumed or incurred after that date.

Notwithstanding the foregoing, “senior indebtedness” excludes:

•	the notes;

•	trade accounts payable arising in the ordinary course of business; and

•	any indebtedness that by its terms ranks on an equal basis with, or is subordinated to, the notes.

All liabilities of the Bank and our other subsidiaries, including deposits and liabilities to general creditors arising during the ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. As of December 31, 2021, the Company’s subsidiaries had, in the aggregate, outstanding debt and deposits of $4.7 billion, which would rank senior to the notes. Over the term of the notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank, but may have to rely on the proceeds of borrowings and/or the sale of other securities to pay the principal amount of the notes.

Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result, with respect to the assets of the Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against the Bank.

Redemption

We may, at our option, redeem the notes, in whole or in part, on any interest payment date on or after January 30, 2027. In addition, at our option, we may redeem the notes at any time upon the occurrence of:

•

a “Tier 2 Capital Event,” which is defined in the indenture to mean the Company’s good faith determination that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the notes, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after December 15, 2021, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after December 15, 2021, there is more than an insubstantial risk that the Company will not be entitled to treat the notes as Tier 2 Capital for so long as any notes are outstanding;

•

a “Tax Event,” which is defined in the indenture to mean the receipt by the Company of an opinion of independent tax counsel experienced in such matters to the effect that as a result of (i) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (ii) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”), or (iii) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after December 15, 2021, there is more than an insubstantial risk that interest payable by the Company on the notes is not, or, within 120 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

•

an “Investment Company Event,” which means that the Company has determined that there is more than an insubstantial risk that the Company is or will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

Any redemption of the New Notes will be subject to prior approval of the Federal Reserve, to the extent such approval is then required. If less than the then outstanding principal amount of a New Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the holder thereof and (ii) such redemption shall be effected in accordance with DTC’s applicable procedures among all of the noteholders. Any redemption of the notes will be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued but unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals.

If less than all of the notes are to be redeemed, the trustee will select the notes or portions thereof to be redeemed on a pro rata basis, unless otherwise required by law or applicable depositary requirements.

Notices of redemption will be mailed by registered or certified mail (return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, at least 30 but no more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchases

We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.

No Sinking Fund; Non-Convertible

The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. The notes are not convertible into, or exchangeable for, any of our equity securities.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued only in fully registered form, without interest coupons, and in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Unless otherwise required for institutional accredited investors, the notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. If New Notes are issued to institutional accredited investors in certificated form, the New Notes will be transferable only on the records of the trustee and may not be exchanged for a beneficial interest in the global note unless the exchange occurs in connection with a transfer where the transferor and transferee provide evidence satisfactory to the trustee and DTC that the transferee is eligible to hold a beneficial interest in the global note.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•

DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $100,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

Cash payments of interest on and principal of the global note will be made to Cede, the nominee for DTC, as the registered owner of the global note. These payments will be made by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the notes at the corporate trust office of the trustee for the notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee and our or its agents have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Indenture Covenants

The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders. In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Events of Default; Right of Acceleration; Failure to Pay Principal or Interest

The following are events of default under the indenture:

•

the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of 60 consecutive days;

•

the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

•

the appointment of a receiver of the Bank (or any Major Constituent Bank) by a competent government agency having primary regulatory authority over the Bank (or any Major Constituent Bank) under any applicable federal or state banking, insolvency or similar law now or hereafter in effect, or the entry of a decree or order in any case or proceeding under any applicable federal or state banking, insolvency or other similar law now or hereafter in effect appointing any receiver of the Bank (or any Major Constituent Bank). by a competent government agency having prim

“Major Constituent Bank” means any subsidiary of the Company which is organized as a banking organization under federal or state law and which represents 50% or more of the consolidated assets of the Company determined as of the date of the most recent audited financial statements of the Company.

If an event of default with respect to the notes occurs, the principal amount of all the notes will be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes.

Under the indenture, if the Company fails to make any payment of interest on any note when such interest becomes due and payable and such default continues for a period of 30 days, or if the Company fails to make any payment of the principal of any note when such principal becomes due and payable, or if the Company fails to perform any other covenant or agreement contained in the indenture and such failure is not remedied for a period of 90 days after written notice of such failure has been given to the Company by the trustee or holders of 25% or more in aggregate principal of the outstanding notes, the trustee may, subject to certain limitations and conditions, demand, for the benefit of the holders of the notes, that the Company pay to the trustee, for the benefit of the holders of the notes, the whole amount then due and payable with respect to the notes, with interest upon the overdue principal, and, to the extent permitted by applicable law, upon any overdue installments of interest at the rate or respective rates, as the case may be, provided for or with respect to the notes or, if no such rate or rates are so provided, at the rate or respective rates, as the case may be, of interest borne by the notes. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “— Subordination.” Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:

•	to evidence the succession of another person to the Company, and the assumption by any such successor of our covenants contained in the indenture and the notes;

•	to add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the notes;

•

to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without coupons, or to permit or facilitate the issuance of the notes in uncertificated form;

•

to evidence and provide for the acceptance of appointment under the indenture by a successor trustee and to add to or change any provisions of the indenture to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

•

to cure any ambiguity or to correct or supplement any provision that may be defective or that may be inconsistent with any other provision, provided that such action will not adversely affect the interests of the holders of the notes;

•	to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the notes;

•	to add any additional events of default;

•	to secure the notes;

•	to establish the form or terms of a new series of subordinated debt securities of the Company under the indenture;

•	to implement any Benchmark Replacement Conforming Changes; or

•	to make any change that does not adversely affect the legal rights under the indenture of any holder.

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:

•	make any change to the stated maturity of or the time for payment of interest on any note;

•	reduce the principal of, or interest on, or any premium payable upon the redemption of any note;

•	reduce the principal which would be due and payable upon an acceleration of the maturity of any note;

•	make any note payable in money other than dollars;

•

make any change to provisions of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment;

•	modify the provisions of the indenture with respect to the subordination of the notes in a manner adverse to any holders;

•

reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences); or

•

modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture under which the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

Satisfaction and Discharge of the Indenture; Defeasance

We may terminate our obligations under the indenture when:

•

either: (1) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (2) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and in the case of the foregoing clause 2(i), 2(ii) or 2(iii), we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

•	we have paid or caused to be paid all other sums then due and payable by us under the indenture with respect to the notes; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

•	the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due;

•

our obligations and the obligations of the trustee with respect to such notes concerning registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for payments on the notes to be held in trust;

•	the rights, powers, trust, indemnities and immunities of the trustee under the indenture; and

•	the defeasance provisions and the application of trust money provisions of the indenture.

In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (1) an amount in dollars, (2) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment on the notes, money in an amount, or (3) a combination thereof, in each case sufficient to pay and discharge, and which will be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;

•

in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance to be effected with respect to such notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance to be effected with respect to the notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred;

•

no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes will have occurred and be continuing at the time of such deposit referred to in the first bullet point above and will have occurred and be continuing at any time during the period ending on the 90th day after the date of such deposit;

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or material instrument to which we are a party or by which we are bound;

•

we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied; and

•

in the case of legal defeasance, we will have delivered to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company.

In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the notes will be revived as if the deposit had never occurred.

Regarding the Trustee

Wilmington Trust, National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances.

The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances. The trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses which might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Employees, Officers or Directors, or Exchange Agent

No past, present or future director, officer, employee or shareholder of our company or any of our predecessors or successors, as such or in such capacity, nor the exchange agent will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such director, officer, employee or shareholder. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The notes and the indenture are governed by and construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material United States federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, and administrative and judicial interpretations, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the United States federal income tax consequences described herein.

The tax treatment of a holder of notes may vary depending on the holder’s particular situation. This discussion is limited to the United States federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering and at the initial offering price for cash and who held the Old Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the Code for United States federal income tax purposes. This discussion does not address all United States federal income tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules under United States federal income tax laws, including, but not limited to, banks, insurance companies, or other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers or traders in securities, commodities or currencies, United States expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, United States holders whose functional currency is not the United States dollar, persons that will hold the New Notes as a position in a hedging transaction, straddle, conversion transaction or other integrated transactions or risk reduction transaction, persons deemed to sell the New Notes under the constructive sale provisions of the Code, persons that will hold the New Notes in an individual retirement account, 401(k) plan or similar tax-favored account, an accrual method taxpayer who is required to recognize income for United States federal income tax purposes no later than when such income is taken into account for financial accounting purposes, a person that purchases or sells notes as part of a wash sale for tax purposes, or entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities, or investors in such entities. If a partnership or other pass-through entity holds Old Notes or New Notes, the United States federal income tax treatment of a partner in the partnership or owner of an equity interest in the pass-through entity will generally depend on the status of the partner or owner and the activities of the partnership or other pass-through entity. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any non-income tax consequences of the exchange of Old Notes for New Notes.

The exchange of Old Notes for New Notes in the exchange offer should not constitute a taxable exchange for United States federal income tax purposes. Consequently, (1) holders of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, (2) a holder’s basis in the New Notes received in the exchange offer should be the same as such holder’s basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and (3) a holder’s holding period in the New Notes should include such holder’s holding period in the Old Notes surrendered in exchange therefor.

This discussion of material United States Federal Income Tax Considerations is for general information only and may not be applicable depending upon a holder’s particular situation. Holders of Old Notes considering the exchange offer are urged to consult their own tax advisors with respect to the tax consequences to them of exchanging Old Notes for New Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities provided that such broker-dealer notifies the Company to that effect by so indicating on the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that receives New Notes in exchange for Old Notes acquired for its own account as a result of market-making activities or other trading activities, and resells such New Notes, and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Dickinson Wright PLLC.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2021 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.         Indemnification of Directors and Officers.

Indemnification

Sections 561-571 of the Michigan Business Corporation Act, as amended, grant Mercantile broad powers to indemnify any person in connection with legal proceedings brought against that person by reason of their present or past status as an officer or director of Mercantile, provided that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Mercantile's best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Michigan Business Corporation Act also gives Mercantile broad powers to indemnify defined persons against expenses and reasonable settlement payments in connection with any action by or in the right of Mercantile, provided the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Mercantile's best interests, except that no indemnification may be made if that person is adjudged to be liable to Mercantile unless and only to the extent the court in which that action was brought determines upon application that, despite the adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any specified person is successful in the defense of any defined legal proceeding, Mercantile is required by the Michigan Business Corporation Act to indemnify him or her against expenses, including attorneys' fees, that are actually and reasonably incurred in connection with the proceeding.

Mercantile's Articles of Incorporation provide that it shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize to the full extent permitted by law.

Mercantile's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of Mercantile. The Bylaws provide that Mercantile shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Mercantile) by reason of the fact that he or she is or was a director or officer of Mercantile or while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Federal Deposit Insurance Corporation regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by Mercantile or its bank subsidiaries to their respective directors or officers otherwise permitted under the Michigan Business Corporation Act or the Michigan Banking Code.

With respect to derivative actions, the Bylaws provide that Mercantile shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Mercantile to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of Mercantile, or while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders. No indemnification is provided in the Bylaws in respect of any claim, issue or matter in which such person has been found liable to Mercantile except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Mercantile pursuant to the provisions discussed above or otherwise, Mercantile has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Michigan Business Corporation Act permits Mercantile to purchase insurance on behalf of its directors and officers against liability arising out of their positions with Mercantile (or positions held with another entity at the request of Mercantile), whether or not the liabilities would be within the indemnification provisions described above. Under an insurance policy maintained by Mercantile, its directors and officers are insured within the limits and subject to the limitations of the policy, against specified expenses in connection with the defense of specified claims, actions, suits or proceedings, and specified liabilities which might be imposed as a result of claims, actions, suits or proceedings, which may be brought against them by reason of being or having been directors and officers of Mercantile.

Limitation of Director Liability

Section 209(1)(c) of the Michigan Business Corporation Act permits corporations to limit the personal liability of their directors in certain circumstances. However, under the Michigan Business Corporation Act, a corporation may not eliminate or limit a director's liability to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director for any of the following: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the corporation or its shareholders; (3) a violation of Section 551 of the Michigan Business Corporation Act; and (4) an intentional criminal act.

Mercantile's Articles of Incorporation provide that its directors shall not be personally liable to it or its shareholders for monetary damages for breach of fiduciary duty, except for liability (1) for any breach of the director's duty of loyalty to Mercantile or its shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) for a violation of Section 551(1) of the Michigan Business Corporation Act; or (4) for any transaction from which the director derived any improper personal benefit. Under the Michigan Business Corporation Act, if prior to October 24, 1997 the articles of incorporation of a corporation contained a provision which, subject to exceptions, eliminated liability of a director as Mercantile's does, that provision is considered to eliminate liability of a director to the extent permitted in Section 209(1)(c) of the Michigan Business Corporation Act.

Pursuant to Mercantile's Articles of Incorporation, if the Michigan Business Corporation Act is amended after the date of the Articles of Incorporation to authorize corporate action eliminating or limiting the personal liability of directors, then the liability of a director of Mercantile shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended.

Item 21.         Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit No.	Description

3.1*	Articles of Incorporation of Mercantile Bank Corporation, including all amendments thereto, as certified by the Secretary of State of the State of Michigan on December 13, 2021.

3.2	Amended and Restated Bylaws of the Mercantile Bank Corporation (incorporated by reference to the Company’s Current Report on Form 8-K filed February 26, 2015).

4.1

Subordinated Indenture, dated December 15, 2021, by and between Mercantile Bank Corporation and Wilmington Trust, National Association, as trustee (incorporated by reference to the Company’s Current Report on Form 8-K filed December 17, 2021).

4.2

First Supplemental Indenture to Subordinated Indenture, dated December 15, 2021, by and between Mercantile Bank Corporation and Wilmington Trust, National Association, as trustee (incorporated by reference to the Company’s Current Report on Form 8-K filed December 17, 2021).

4.3	Form of 3.25% Fixed-to-Floating Rate Subordinated Note due 2032 (incorporated by reference to the Company’s Current Report on Form 8-K filed December 17, 2021).

4.4

Form of Subordinated Note Purchase Agreement dated December 15, 2021, by and among Mercantile Bank Corporation and the Purchasers (incorporated by reference to the Company’s Current Report on Form 8-K filed December 17, 2021).

4.5

Form of Registration Rights Agreement dated December 15, 2021, by and among Mercantile Bank Corporation and the Purchasers (incorporated by reference to the Company’s Current Report on Form 8-K filed December 17, 2021).

5.1*	Opinion of Dickinson Wright PLLC.

23.1**	Consent of BDO USA, LLP.

23.2*	Consent of Dickinson Wright PLLC (included in Exhibit 5.1).

24.1*	Power of Attorney (included on original signature page to this registration statement).

25.1*

Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust, National Association, with respect to the Indenture, dated as of December 15, 2021, between Mercantile Bank Corporation and Wilmington Trust, National Association, as trustee, regarding 3.25% Fixed-to-Floating Rate Subordinated Notes due 2032.

99.1*	Form of Global Note Letter of Transmittal relating to the 3.25% Fixed-to-Floating Rate Subordinated Notes due 2032.

107*	Filing Fee Table

*     Previously Filed.

**   Filed herewith.

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

Item 22.         Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on March 10, 2022.

MERCANTILE BANK CORPORATION

By:	/s/ Charles E. Christmas
Charles E. Christmas Executive Vice President Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert B. Kaminski, Jr. and Charles E. Christmas as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act) to this registration statement and to file the same, with all relevant exhibits and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director	March 10, 2022
David M. Cassard

/s/ Charles E. Christmas	Executive Vice President, Chief Financial Officer and Treasurer	March 10, 2022
Charles E. Christmas

*	Director	March 10, 2022
Michael S. Davenport

*	Director	March 10, 2022
Michelle L. Eldridge

*	Director	March 10, 2022
Jeff A. Gardner

*	President, Chief Executive Officer and Director	March 10, 2022
Robert B. Kaminski, Jr.

*	Chairman	March 10, 2022
Michael H. Price

*	Director	March 10, 2022
David B. Ramaker

*	Executive Vice President, Chief	March 10, 2022
Raymond E. Reitsma	Operating Officer

*	Senior Vice President and Human Resource Director	March 10, 2022
Lonna L. Wiersma

*	Senior Vice President, Chief Risk Officer, Secretary and General Counsel	March 10, 2022
Robert T. Worthington

*By:	/s/ Charles E. Christmas
Name	Charles E. Christmas
Title:	Attorney-in-Fact